SCHEDULE 14A
                              (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


----------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

                            Telular Corporation

----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

  Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) Title of each class of securities to which transaction applies:

   ---------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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
    (5) Total fee paid:

   ---------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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


                            TELULAR CORPORATION
                        647 NORTH LAKEVIEW PARKWAY
                          VERNON HILLS, IL 60061

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD JANUARY 25, 2000


   TO THE SHAREHOLDERS OF TELULAR CORPORATION:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Telular Corporation, a Delaware corporation (the Company), will be held on Tuesday, January 25, 2000, at 9:00 a.m. local time, at the Sheraton North Shore Hotel in the Northfield Room, located at 933 Skokie Boulevard, Northbrook, Illinois 60062 for the purpose of considering and acting upon the following matters:

        1. To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected.

        2. Such other or further business as may properly come before the meeting.

   These items of business are more fully described in the Proxy Statement accompanying this notice.

   The Board of Directors has fixed the close of business on November 19, 1999, as the record date for the determination of Shareholders entitled to notice of and to vote at such meeting or any adjournment thereof.

                                      By Order of the Board of Directors

                                      /s/Kenneth E. Millard
                                      ------------------------------------

                                      Kenneth E. Millard
                                      Chief Executive Officer and President

   Vernon Hills, Illinois
   December 20, 1999

   IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                TELULAR CORPORATION
                              PROXY STATEMENT FOR 2000
                           ANNUAL MEETING OF SHAREHOLDERS

                     INFORMATION CONCERNING SOLICITATION AND VOTING

   General

   The enclosed Proxy is solicited by the Board of Directors of Telular Corporation, a Delaware corporation (the Company), for use at its Annual Meeting of Shareholders to be held on Tuesday, January 25, 2000, at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton North Shore Hotel in the Northfield Room, located at 933 Skokie Boulevard, Northbrook, Illinois 60062. The Company's principal executive offices are located at 647 North Lakeview Parkway, Vernon Hills, Illinois 60061. The Company's telephone number at that address is
   (847) 247-9400.

   These proxy solicitation materials are intended to be mailed on or about December 20, 1999, to all shareholders entitled to vote at the meeting.

   Revocability of Proxies

   Any Shareholder who has executed and returned a proxy pursuant to this solicitation may revoke it any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

   Outstanding Shares and Voting

   Only Shareholders of record at the close of business on November 19, 1999, are entitled to notice of the meeting and to vote at the meeting. Each Shareholder is entitled to one vote for each Share held. At the record date, 11,709,544 shares of the Company's Common Stock (Shares) were issued and outstanding.

   All votes will be tabulated by the inspector of election, appointed for the Annual Meeting. Under Delaware law, properly executed proxies that are marked abstain or are held in street name by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will be treated as neither a vote for nor a vote against any of the proposals to which such broker non-votes apply. Proxy cards which are timely signed and returned with no other marking will be voted in accordance with the recommendation of the Board of Directors.

   Solicitation

   The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of the proxy statement, the proxy and any additional information furnished to Shareholders. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of Shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

                                PROPOSAL 1

                           ELECTION OF DIRECTORS

   The Board of Directors will consist of seven directors to be elected at the annual meeting of Shareholders to hold office until the next annual meeting or until their successors are elected and qualified. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the seven nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees are currently members of the Company's Board of Directors. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of Shares of Common Stock, up to the number of directors to be elected, shall be elected.

   Pursuant to the Shareholders' Agreement (see Certain Transactions), among certain Shareholders of the Company, the holders of approximately 27.6% of the Company Stock are required to vote in favor of the one nominee designated by Motorola. Director Haning has been so designated by Motorola.

   The nominees, and certain information about them as of December 1, 1999, are set forth below.

   William L. De Nicolo, age 53, is the founder of the Company and has served as Chairman of the Board (including service to DNIC Brokerage Co. (DNIC) prior to formation of The Telular Group L.P.) since its formation in 1986. Mr. De Nicolo served as Chief Executive Officer of the Company from 1986 until November 1993 and from November 1995 until April 1996. Mr. De Nicolo continues to serve as President and Chairman of the Board of Directors of DNIC, a principal stockholder of the Company.

   Kenneth E. Millard, age 52, has served as a director, President and Chief Executive Officer of the Company since April 1996. Mr. Millard served as President and Chief Operating Officer of Oncor Communications, based in Bethesda, Maryland from 1992 to 1996. He worked for Ameritech from 1982 to 1992 where he served as President and Chief Executive Officer of Michigan Bell Telephone Company from 1989 to 1992. Prior to 1989, he held the positions of Senior Vice-President of Corporate Strategy for three years and Senior Vice-President and General Counsel of Ameritech for four years. From 1972 to 1982, Mr. Millard worked for AT&T and Wisconsin Bell as an attorney.

   John E. Berndt, age 59, has served as a director of the Company since December 1996. Mr. Berndt is currently President of Sprint International, an operating unit of Sprint Corporation. Mr. Berndt was previously President of Flour Daniel Telecom, an operating company of Flour Daniel, Inc. and President of New Business Development/Multimedia Ventures & Technologies for Lucent Technologies, Inc. He held the same position with AT&T prior to the Lucent spinoff. Mr. Berndt was employed by AT&T since 1963 and was President of its Business Services Business Unit from 1991 until 1993 and President of the International Communications Services Business Unit from 1987 until 1991. Mr. Berndt is a member of the Council of Foreign Relations and served on the U.S. Trade Representative's Services Policy Advisory Commission from 1987 until 1993. Mr. Berndt is a member of the Board of Trustees for the American Graduate School of International Management and the Board of Directors for the University of Wisconsin Foundation.

   Larry J. Ford, age 58, has served as a director of the Company since March 1994. Mr. Ford joined ADC Telecommunications Inc. as Senior Vice President and President of ADC's Integrated Solutions Group in October 1999. Mr. Ford was previously President and Chief Executive Officer of Information Advantage from April 1995 to August 1999. Mr. Ford was previously employed by Systems Software Associates, Inc. as a Vice Chairman from November
   1994 - March 1995, and the Chairman, Chief Executive Officer and President from August 1991 - October 1994. Previously, Mr. Ford spent 28 years with IBM, his most recent position being Vice President of Information and Telecommunications Systems.

   Richard D. Haning, age 48, has served as a director of the Company since April 1995. Mr. Haning is a Senior Vice President of Motorola and has been a Corporate Vice President with Motorola since 1990. Mr. Haning has been with Motorola for the past 22 years. Mr. Haning is the designee of Motorola for election to the Board pursuant to a Shareholders' Agreement, see Certain Transactions -- Shareholders' Agreement below.

   Daniel D. Giacopelli, age 41, has served as director and Executive
   Vice President -- Chief Technology Officer of the Company since October 28, 1997. Mr. Giacopelli founded and was President and Chief Executive Officer of Wireless Domain, Incorporated from September 1995 to October 1997. Prior to that time, Mr. Giacopelli was Director of Engineering of the Wireless Group of Telephonics Corporation from 1987 to 1995. Prior to 1987, Mr. Giacopelli was President and CEO of Valinor Electronics, Inc.

   Mark R. Warner, age 45, has served as a director of the Company since October 28, 1997. Mr. Warner also served as director for the Company
   and its predecessor in 1993 and 1992.   Mr. Warner is a Managing Director
   of Columbia Capital Corporation (Columbia), for which he has served as an officer since its formation in 1989. Mr. Warner was a co-founder of Nextel, Inc., f\k\a Fleetcall, Inc.

   There are no family relationships among any officers and directors of the Company.

   Board Committees and Meetings

   During the fiscal year ended September 30, 1999, the Board of Directors held four meetings. The Board has an Audit Committee and a Compensation Committee. The Board does not have a standing Nominating Committee.
   Each incumbent Board member attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period during which he was a director, and (ii) the total number of meetings held by all committees of the Board on which he served during the period that he was a committee member.

   The Audit Committee is responsible for reviewing the Company's financial management practices, internal controls, internal audit function and meeting with the Company's independent accountants to discuss the scope and results of the annual audit. The Audit Committee, which is required to have at least two Independent Directors, in fiscal year 1999 consisted of Mr. Berndt and Mr. Ford, and met five times during fiscal year 1999.

   The Compensation Committee is responsible for developing and making a compensation policy for Executive Officers of the Company, which includes approving employment agreements, reviewing and approving compensation plans, establishing performance targets and assessing their performance, and making grants of salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee, which as of the end of fiscal year 1999 consisted of Mr. Ford and Mr. Warner, met four times during fiscal year 1999.

   Compensation of Directors

   Directors of the Company who are either employees of the Company or affiliated with a significant beneficial owner of the Company, receive no compensation for serving on the Board of Directors. Mr. Millard and Mr. Giacopelli are employees of the Company. Mr. De Nicolo, Mr. Warner and Mr. Haning are affiliated with a significant beneficial owner.

   During fiscal year 1999, Mr. Berndt and Mr. Ford were the Independent Directors. Each Independent Director is compensated in the form of stock options for attending meetings of the Board or committee meetings of the Board.

   All directors are reimbursed for all reasonable expenses of attendance at each meeting.

                           SECURITY OWNERSHIP OF
                 CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of November 19, 1999, (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Shares of Common Stock, (ii) by each director of the company, (iii) by each Named Executive Officer, and (iv) by all directors and executive officers of the Company as a group:


  Name of                                       Number of
  Beneficial Owner                               Shares          Percent
  ----------------                              ---------        -----
  Motorola                                      1,188,247        10.1%
     1303 E. Algonquin Rd.
     Schaumburg, IL 60601

  Michael A. Roth and Brian J. Stark(11)        1,044,208         8.9%
     1500 West Market Street
     Mequon, WI 53092

  DNIC Brokerage (1)                            1,044,959         8.9%
     20546 N. Milwaukee Ave., #356
     Deerfield, IL 60014

  Citadel Investment Group, LLC(12)             1,011,826         8.6%
     225 West Madison Street
     Chicago, IL 60606

  Mark R. Warner (2)(3)                           615,118         5.3%
     201 North Union St., Suite 300
     Alexandria, VA 22314

  Robert B. Blow (2)                              331,085         2.8%
     6410 Poplar Avenue, Suite 395
     Memphis, TN 38119

  William L. De Nicolo (1)(3)(5)                1,102,498         9.4%
  Kenneth E. Millard (3)(4)(7)                    177,165         1.5%
  John E. Berndt (3)(7)                            21,250          *
  Larry J. Ford (3)(7)                             24,167          *
  Richard D. Haning (3)(6)                      1,188,247        10.1%
  Robert C. Montgomery (4)(7)(9)                   74,299          *
  S.W.R. (Sandy) Moore (4)(7)(10)                       0          *
  Daniel D. Giacopelli (3)(4)(7)                  224,490         1.9%
  Jeffrey L. Herrmann (4)(7)                       27,132          *

  All Directors and Officers as a
  group (10 Persons) (8)                        3,454,366        29.5%

--------------------------------
      * Less than one percent

      (1) Through his ownership of stock of DNIC, Mr. De Nicolo has an indirect beneficial interest in 68.7% of the Shares of the Company held by DNIC. As a director and principal stockholder of DNIC, he may be deemed to have voting and investment power with respect to all Shares of the Company held by DNIC.

      (2) Through their ownership of stock of Columbia Capital Corporation, Mr. Warner and Mr. Blow have indirect beneficial interest in 5,250 Shares of the Company held by or attributed to Columbia Capital Corporation. As directors of Columbia Capital Corporation, they may be deemed to Share voting and investment power with respect to all Shares of the Company held by or attributed to Columbia Capital Corporation.

      (3) The named individual is a director of the Company.

      (4) The named individual is a Named Executive Officer of the Company as of September 30, 1999.

      (5) Includes 1,044,959 Shares held by DNIC. Mr. De Nicolo, as a director and principal stockholder of DNIC, may be deemed to Share voting and investment power with respect to the Shares held by DNIC.

      (6) Includes 1,188,247 Shares held by Motorola. As an executive officer of Motorola, the director may be deemed to Share voting and investment power with respect to the Shares held by Motorola. The Director disclaims beneficial ownership of these Shares.

      (7) The number of Shares shown as beneficially owned includes options that are exercisable within 60 days of November 19, 1999.

      (8) Includes 367,515 Shares that Directors and Officers of the Company may acquire pursuant to options exercisable within 60 days of November 19, 1999.

      (9) Officer's employment with the Company terminated on September
          1, 1999.

     (10) Officer's employment with the Company terminated on April 23, 1999.

     (11) In a Schedule 13-G filing with the Securities and Exchange Commission on October 18, 1999, Michael A. Roth and Brian J. Stark stated that they believe the Company owes them 2,329,566 additional shares of the Company's Common Stock, based upon an alternative interpretation of the mandatory conversion formula used by the Company to process the mandatory conversion of Preferred Stock on October 15, 1999. The Company believes that it processed the mandatory conversion correctly and the claim is unfounded. On November 29, 1999, Michael A. Roth and Brian J. Stark reported to the Company that they had reduced their holdings of Company's Common Stock to 206,008 shares.

     (12) In a Schedule 13-G filing with the Securities and Exchange Commission on October 15, 1999, Citadel Investment Group. L.L.C., stated that it believes the Company owes it 1,918,268 additional shares of the Company's Common Stock, based upon an alternative interpretation of the mandatory conversion formula used by the Company to process the mandatory conversion of Preferred Stock on October 15, 1999. The Company believes that it processed the mandatory conversion correctly and the claim is unfounded.

          In a Schedule 13-G filing with the Securities and Exchange Commission of December 6, 1999, Citadel Investment Group, L.L.C., reported that it has reduced its holdings of the Company's
          Common Stock to 3,625 shares.

                             EXECUTIVE COMPENSATION

   The following table sets forth the aggregate compensation earned by the Chief Executive Officer and the four most highly compensated executive officers whose salary and bonus combined exceeded $100,000 in fiscal 1999. During that period, no Named Executive Officer received any restricted stock award, stock appreciation right or payment under any long-term incentive plan.

Annual Compensation
                                                       Long-Term
                                                     Compensation    All
                                                        Awards      Other
Name                       Year    Salary     Bonus   Options(1) Compensation
----                       ----   --------  --------    -------   ----------
Kenneth E. Millard         1999   $250,000        $0    162,500   $2,922 (2)
 Chief Executive Officer   1998    250,000   200,000          0    9,615 (2)
   President and Director  1997    250,000   150,000     37,500    2,487 (2)

Robert C. Montgomery       1999    205,000(5)     $0     80,250   $5,786 (3)
 Chief Operating Officer   1998    205,000   100,000          0    7,885 (3)
  Executive Vice-President 1997    189,323    75,000      1,875   46,799 (3)
    Director

Daniel D. Giacopelli       1999    $200,000       $0     62,500       $0
 Chief Technology Officer  1998     200,000  100,000     62,500        0
  Executive Vice-President
     Director

Jeffrey L. Herrmann        1999   $125,000    $4,359     26,250       $0
 Chief Financial Officer   1998    112,500    52,025     10,000        0
  Senior Vice-President
     Secretary

S.W.R. (Sandy) Moore       1999    $95,279(6) $4,125 (4)      0       $0
 Senior Vice-President     1998    177,509    23,725 (4) 12,500        0
                           1997    133,077     2,280 (4) 12,500        0

      (1) Represents the number of Shares underlying options granted during each fiscal year.

      (2) Amounts represent medical expenses in accordance with an employment agreement.

      (3) The 1999 and 1998 amounts represent medical expenses in accordance with an employment contract. The 1997 amount represents relocation expenses ($26,565), personal auto expenses ($10,605), and medical expenses ($9,629) in accordance with an employment agreement.

      (4) Represents sales commissions.

      (5) Executive's employment with the Company terminated on September 1, 1999.

      (6) Executive's employment with the Company terminated on April 23, 1999.

   Employment Contracts

   On April 18, 1996, the Company entered into an employment agreement with Kenneth E. Millard, pursuant to which Mr. Millard agreed to serve as Chief Executive Officer and President of the Company. Employment is on an at-will basis and shall continue in effect until terminated by either the Company or Mr. Millard with at least 60 days prior notice. Under the agreement, Mr. Millard is to receive an annual salary of $250,000 and a target incentive bonus of $200,000 payable quarterly, one-half in stock and one-half in cash, under the guidelines of the Company's Senior Management Bonus Plan. Mr. Millard was granted 125,000 options as part of his employment agreement with the Company. Options to acquire 12,500 Shares of the Company's Common Stock at $12.25 per Share vested on April 18, 1996. Options to acquire 37,500 Shares of the Company's Common Stock at $12.25 per Share vested in 36 monthly installments from June 1996 through May 1999. Options to acquire 75,000 Shares of the Company's
   Common Stock at $12.25 per Share shall vest on April 30, 2003 or earlier if certain cliff vesting targets are met. Under cliff vesting, for each $8.00 increase over a base price of $20.00 in the closing bid price on Nasdaq for the Company Shares which remains in effect for 30 consecutive trading days, options for 6,250 Shares will vest on the first business day after such 30-day period. There may be coterminous periods for which the closing bid price of the Shares has increased over the applicable base price by more than $16.00. Under cliff vesting, during the first, second and third years of Mr. Millard's employment, of the 75,000 options subject to cliff vesting no more than 40%, 30% and 30%, respectively of the options may vest. All options granted under Mr. Millard's employment agreement terminate on the earlier of May 1, 2006 and the date that is 180 days after Mr. Millard is no longer employed with the Company. Mr. Millard has been granted options to acquire an additional 200,000 Shares of the Company's Common Stock separate from his employment agreement.

   Mr. Montgomery's employment with the Company was terminated on September
   1, 1999. The Company has agreed to pay Mr. Montgomery his biweekly salary until the earlier of the twelve months ended September 1, 2000, or such time that Mr. Montgomery becomes employed elsewhere. While employed, Mr. Montgomery had an employment agreement with the Company. The agreement provided for an annual salary of $205,000; an annual target bonus of $100,000, paid quarterly, one-half in stock and one-half in cash, under the guidelines of the Company's Senior Management Bonus Plan; an option to acquire 18,750 Shares of the Company's stock at $20.00 per Share, with 100% vesting on April 22, 1999; and up to one year's salary in severance if terminated other than cause. Mr. Montgomery was granted options to acquire an additional 141,750 Shares of the Company's Common Stock separate from his employment agreement. Of all the options granted to Mr. Montgomery, 86,280 are vested and remain outstanding as of November
   19, 1999.  If not exercised, these options will expire on March 1, 2000.

   On November 10, 1997, in connection with the Company's acquisition of Wireless Domain, Inc., the Company entered into an employment agreement with Daniel D. Giacopelli, pursuant to which Mr. Giacopelli agreed to serve as Executive Vice-President and Chief Technology Officer of the Company. The agreement provides for an annual salary of $200,000; an annual target bonus of $100,000 payable quarterly, one-half in stock and one-half in cash, under the guidelines of the Company's Senior Management Bonus Plan; an option to acquire 62,500 Shares of Company's stock at $12.25 per Share, with 100% vesting on October 29, 2004; and up to six month's salary in severance if terminated for other than cause. Mr. Giacopelli has been granted options to acquire an additional 62,500 Shares of the Company's Common Stock separate from his employment agreement.

   Employment agreements are terminable for cause.

   Option/SAR Grants

   The following table sets forth information concerning stock option/SAR grants made to each of the Named Executive Officers for the twelve months ended September 30, 1999.


                     Individual Grants
                        % of Total
                       Options/SARS
                        Granted to
                        Employees                  Potential Realizable Value at
                        in Twelve                    Asssumed Annual Rates of
                         Months                       Stock Price Appreciation
                          ended                         for Option/SAR Term (1)
           Options/SARS Sept. 30, Exercise Expiration ---------------------------
Name         Granted      1999     Price    Date      0%       5%        10%
----          ---------   ----     -----   --------   ---     ---        ---
Kenneth E.
 Millard     162,500      100%     $3.75   10/27/08    $0  $207,246   $470,170

Robert C.
 Montgomery   80,250      100%      3.75   10/27/08     0   102,348    232,192

Daniel D.
 Giacopelli   62,500      100%      3.75   10/27/08     0    79,710    180,835

Jeffery L.
 Herrmann     26,250      100%      3.75   10/27/08     0    33,478     45,951



      (1) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Company's stock price. The calculations were based on the market price of the option/SAR from the date of the grant to the end of the option/SAR term. No gain to the options/SARS is possible without an increase in stock price, which will benefit all Shareholders proportionately.

   Option/SAR Exercises and Holdings

   The following table sets forth information concerning the value of exercisable and unexercisable options/SARS held by each of the Named Executive Officers as of September 30, 1999:



                                            Number of             Value of
                                          Unexercised        Unexcerised in the
                      Shares                Options/               Money
                      Acquired            SARS at FY-End       Options/SARS(1)
                       Upon    Value    Exeris-   Unexeris-  Exeris-  Unexeris-
Name                 exercise Realized    able       able      able     able
----                   ---       ---    -------   -------     ---        ---
Kenneth E. Millard      0        $0     165,364   159,636     $0         $0
Robert C. Montgomery    0         0      86,280         0      0          0
Daniel D. Giacopelli    0         0      62,188    62,812      0          0
Jeffrey L. Herrmann     0         0      20,909    22,841      0          0
S.W.R. (Sandy) Moore    0         0           0         0      0          0


      (1) Represents the fair market value per Share of the underlying Shares on the last day of the fiscal year less the option/SAR exercise price multiplied by the number of Shares. The fair market value per Share was $1.94 based upon the closing price of the Common Stock on the NASDAQ National Market System on the last trading day of the fiscal year.

                             CERTAIN TRANSACTIONS

   Shareholders Agreement

   Certain Shareholders of the Company are parties to a Shareholders' Agreement that contains certain provisions as to voting and transfer of Common Stock held by those stockholders. Pursuant to the Shareholders' Agreement, Motorola has the right to nominate at least one director to the Company's Board of Directors as long as it holds at least 10% of the outstanding Shares of Common Stock, as long as it holds at least 20% of the outstanding Shares of Common Stock it may nominate at least two directors, and the principal Shareholders of the Company have agreed to vote in favor of such nominee. For the seven person Board to be elected at the Meeting, this arrangement entitles Motorola to one nominee. As required by the Shareholders' Agreement, the Certificate of Incorporation provides that the following actions may not be taken without the affirmative vote of stockholders holding at least two-thirds of the outstanding voting Shares:

        (i) merger, consolidation, reorganization, amalgamation or similar transaction (other than certain permitted transactions);

        (ii) disposition of all or substantially all of the assets of the Company;

        (iii) amendment or supplement to the Certificate of Incorporation or Bylaws of the Company; or

        (iv) discontinuance, dissolution or liquidation of the Company or the Company's business.

   If at any time the Company or the stockholders party to the Shareholders' Agreement receive an unsolicited offer to acquire a majority of the stock of the Company or all or substantially all of its assets, they must notify Motorola. If the Company or its stockholders intend to consider the offer, Motorola will have the right to submit a bid as well. The Company and such stockholders may not approve a transaction with a third party that is at a valuation lower than that offered by Motorola. The rights of Motorola will terminate upon any sale by Motorola of Shares of Common Stock after which Motorola owns less than 20% of the outstanding Shares of Common Stock on a fully-diluted basis.

   Under the Shareholders' Agreement, each of DNIC and Columbia has agreed not to compete with the Company for so long as it is a stockholder and for a period of three years thereafter.


   Transactions with DNIC and its Affiliates

   Pursuant to the partnership agreement of The Telular Group L.P., DNIC retained and did not contribute to the Company the right to receive the first $250,000 per year in royalty payments under licensing agreements. A total of $250,000 was received by DNIC pursuant to the agreement during the fiscal year ended September 30, 1999.


   Transactions with Motorola

   Pursuant to a Patent Cross License Agreement entered into on March 23,
   1990, and amended November 2, 1993, the Company licenses to Motorola the right to manufacture and sell cellular interfaces in a variety of products. In addition, the agreement allows the Company to couple its interface to Motorola transceivers, and grants the Company the right to purchase
   Motorola transceivers. This Patent Cross License Agreement is royalty -bearing to the Company. During fiscal year 1999 the Company received approximately $2,002,000 in royalties from Motorola and purchased transceivers and other equipment from Motorola for approximately $6,404,000.

   In November 1993, Motorola purchased from the Company 956,060 Shares of Common Stock of the Company in consideration for $11.0 million in cash (including $1.0 million to be used as a market development fund for fixed cellular products incorporating Motorola transceivers) and certain other undertakings by Motorola. These undertakings include: reduction of the pricing on AMPS transceivers currently being purchased by the Company from Motorola; an elimination of the royalties payable by the Company to Motorola under the Patent Cross License Agreement; increase of the Company's credit line for purchases; the opportunity to purchase transceivers based on any transmission technology or standard which Motorola's Cellular Subscriber Group offers to any of its customers if, as and when available to the public; and, on a fee-for-services basis, subject to availability, access to Motorola's Cellular Subscriber Group's worldwide service and maintenance organization, engineering support, and purchasing system. These undertakings terminate on the later of September 19, 1998, and the date on which Motorola ceases to own any Common Stock. The Company granted to Motorola a limited right of first refusal with respect to transceiver purchases by the Company.

   Relationship and Transactions with Wireless Domain Incorporated (formerly Telepath Corporation)

   Effective October 1, 1997, the Company acquired Wireless Domain Incorporated (WD). Under the terms of the merger, the Company issued 125,000 Shares of Common Stock and relinquished control of the 125,000 Shares of Common Stock held by WD. Prior to October 1, 1997, the Company had acquired 50% of WD in three separate transactions during 1997 and 1996. Prior to the merger the Company purchased development services from WD.

   The former president of WD, Daniel D. Giacopelli, has served as director, Executive Vice President and Chief Technology Officer for the Company since October 28, 1997.


   Other Transactions and Events

   Hamman and Benn, of which George Hamman and Marvin Benn are principals, have provided legal services to the Company. Mr. Hamman and Mr. Benn are Shareholders of the Company and Shareholders of DNIC. During fiscal year 1999, the Company paid Hamman and Benn aggregate fees of $614,410. Cash payments totaled $338,681 and payments made in the form of Common Stock of the Company were valued at $275,729.

      REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   Executive compensation is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is a standing committee composed of two independent Directors, Mr. Ford and Mr. Warner.

   Since Telular's initial public offering in January 1994, the Compensation Committee of the Board of Directors has developed and administered the Company's management compensation policies and plans. The Committee reviews, recommends and grants salary and bonus incentives for executive officers and employees. The Compensation Committee also administers the Stock Incentive Plan and is responsible for the selection of participants in the Plan and decisions concerning the timing, pricing and the amount of grants or awards to be made.

   The Compensation Committee upon recommendation of the CEO decided not to provide merit or Cost Of Living Adjustments (COLA) to the CEO, executive officers or employees for fiscal year 1999. Instead, all employees were granted the continued opportunity to participate in two Company incentive plans. In addition, in October 1998 all employees were granted additional stock options under the Company's Third Amended and Restated Stock Option Plan.

   The following table summarizes options repriced for past and present executive officers:

                      TEN-YEAR OPTION/SAR REPRICINGS

                               Number of                              Length of
                              Securities  Market    Exercise           Original
                              Underlying  Price of   Price           Option Term
                                Options   Stock at  at Time    New    Remaining
                                 /SARS    Time of     of    Exercise at Date of
Name and Title          Date   Repriced  Repricing Repricing  Price   Repricing
--------------------  --------  --------  -----     -----     -----    ---------
Kenneth E. Millard    10/28/97    37,500  $12.25    $19.12    $12.25   8.5 Years
Kenneth E. Millard    10/28/97   125,000   12.25     18.00     12.25   5.0 Years
Robert C. Montgomery  10/28/97    18,750   12.25     19.12     12.25   5.5 Years
Robert C. Montgomery  10/28/97    46,250   12.25     18.00     12.25   8.5 Years
Robert C. Montgomery  10/28/97     6,250   12.25     20.00     12.25   8.5 Years
Robert C. Montgomery  4/17/96      9,000   22.24     33.00     18.00   5.0 Years
S.W.R. (Sandy) Moore  10/28/97    12,500   12.25     22.25     12.25   9.0 Years
Jeffrey L. Herrmann   10/28/97     5,000   12.25     23.75     12.25   5.5 Years
Raymond M. O'Leary    4/17/96      6,000   22.24     33.00     18.00   5.0 Years
George Claudio Jr.    4/17/96     12,052   22.24     33.00     22.24   5.0 Years
Gordon Jenkins        4/17/96      3,000   22.24     33.00     22.24   5.0 Years
Timothy L. Walsh      4/17/96      2,500   22.24     33.00     22.24   5.0 Years

   Before making compensation recommendations with respect to officers during the past fiscal year, the Committee reviewed base salaries proposed by the CEO, and evaluated each officer's experience and proposed responsibilities and the salaries of similarly situated executives. In determining its recommendations for adjustments of officers' base salaries for fiscal year 1999, the Committee focused primarily on each officer's contributions towards the Company's success in moving toward its long term goals, the accomplishment of goals set by the officer and approved by the Committee, and the Committee's assessment of the quality of services rendered by the officer.

   The CEO's compensation for fiscal year 1999 was established pursuant to an employment agreement negotiated prior to the CEO's acceptance of the position in April 1996. The CEO's compensation package has a significant equity incentive components. In October of 1998, the CEO was awarded 162,500 additional Shares of the Company's stock options. During fiscal year 1999 the CEO did not receive any cash incentive compensation.

                                                Mark Warner, Director
                                                Larry Ford, Director


                     PERFORMANCE MEASUREMENT COMPARISON

   The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on January 27, 1994 to two indices: the Nasdaq Stock Market (U.S.) Index and the
   Hambrecht & Quist Technology Index (the HQ-T). The total return calculations assume the reinvestment of dividends, although dividends have never been declared for the Company's stock, and is based on the returns of the component companies weighted according to their
   capitalizations as of the end of each monthly period.   The Nasdaq
   Composite tracks the aggregate return of all equity securities traded on the Nasdaq National Market System (the NMS). The HQ-T tracks the aggregate return of technology companies, including electronics, medical and other related technology industries. The Company's Common Stock is traded on the NMS and is a component of the Nasdaq Stock Market (U.S.) Index.



               COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                        AMONG TELULAR CORPORATION,
                  THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                                                          DOLLARS
                                9/94   9/95     9/96    9/97    9/98   9/99
TELULAR CORPORATION            $100    $ 145    $  54   $  33   $  10  $   5
NASDAQ STOCK MARKET (U.S.)      100      138      164     225     229    372
HAMBRECHT & QUIST TECHNOLOGY    100      175      192     287     267    514



* $100 INVESTED ON 9/30/94 IN STOCK OR INDEX -  INCLUDING REINVESTMENT
  OF DIVIDENDS.  FISCAL YEAR ENDING SEPTEMBER 30.

* TELULAR CORPORATION'S STOCK PRICE ON THE LAST DATE OF THE 1999
  FISCAL YEAR, SEPTEMBER 30, WAS $1.94.  THE LATEST SALES PRICE
  ATTAINABLE BEFORE THE PRINTING OF THIS PROXY WAS $10.50 PER SHARE ON
  DECEMBER 13, 1999


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee are Mr. Ford and Mr.Warner. Neither Mr. Ford nor Mr. Warner is now or was at any time an officer of the Company.

   Section 16(a) Beneficial Ownership Reporting Compliance

   Kenneth E. Millard, Robert C. Montgomery, Daniel D. Giacopelli and Jeffery
   L. Herrmann filed Form 4 statements on January 26, 1999 with respect to transactions that occurred that month; however, to correct technical errors in the vesting schedules set forth therein, amendments to the statements were filed on November 19, 1999. All executive officers, directors and holders of more than 10% of the Company's Common Stock reported all other transactions in the Company's Common Stock during fiscal year 1999 in timely filings with the Securities and Exchange Commission (SEC) as required under Section 16(a) of the Securities and Exchange Act of 1934.

   Shareholder Proposals

   Shareholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's next annual meeting of Shareholders must be received by the Company not later than August 15, 2000, at the Company's principal executive offices. Shareholders who intend to present a proposal for the next annual meeting of Shareholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than October 31, 2000 at the Company's principal executive offices. All notices should be sent to:
   Telular Corporation, Attention: Secretary, 647 North Lakeview Parkway, Vernon Hills, Illinois 60061.

   Independent Auditors

   The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 2000. Ernst & Young LLP has audited the Company's financial statements since December 1992. Representatives of Ernst & Young LLP are expected to be present at the 1999 Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

   Other Matters

   The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the Shares they represent as the Board of Directors may recommend.



                                 By Order of the Board of Directors

                                 /s/Jeffery L. Herrmann
                                 --------------------------------------

                                 Jeffrey L. Herrmann
                                 Senior Vice-President, Chief  Financial
                                 Officer and Secretary


   Vernon Hills, Illinois
   December 20, 1999